STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

JEFFERY LANDERFELT
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

October 25, 2017

Job Number: C20171025-1377
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20170452109-41	Certificate of Designation	15 Pages/1 Copies

Respectfully,

Barbara K. Cegavske

Barbara K. Cegavske
Secretary of State

Certified By: Sandy Edwards
Certificate Number: C20171025-1377
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170452109-41
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 10/25/2017 12:26 PM
	Entity Number E0234272017-6

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Hoth Therapeutics, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

I, Robb Knie, hereby certify that I am the Chief Executive Officer of Hoth Therapeutics Inc. (the "Corporation"), a corporation organized and existing under the Nevada Revised Statutes (the "NRS"), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the "Board") by the Corporation's Articles of Incorporation (the "Articles of Incorporation"), the Board on July 5, 2017, adopted the following resolutions creating a series of shares of Preferred Stock designated as Series A Convertible Preferred Stock, none of which shares have been issued:

SEE ATTACHED.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK OF HOTH THERAPEUTICS INC.

I, Robb Knie, hereby certify that I am the Chief Executive Officer of Hoth Therapeutics Inc. (the "*Corporation*"), a corporation organized and existing under the Nevada Revised Statutes (the "*NRS*"), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the "*Board*") by the Corporation's Articles of Incorporation (the "*Articles of Incorporation*"), the Board on July 5, 2017, adopted the following resolutions creating a series of shares of Preferred Stock designated as Series A Convertible Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation and Number of Shares. There shall hereby be created and established by this Certificate of Designations, Preferences and Rights (this "*Certificate of Designations*") a series of preferred stock of the Corporation designated as "Series A Convertible Preferred Stock" (the "*Series A Preferred Stock*"). The authorized number of Preferred Shares shall be 5,000,000 shares. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share (the "*Par Value*"). Capitalized terms not defined herein shall have the meaning as set forth in Section 11 hereof.

2. Dividends. The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefore and prior and in preference to any declaration or payment of any dividend on any other class or series of the Corporation's capital stock, cumulative dividends on such shares of Series A Preferred Stock (the "*Series A Preferred Dividend*"), payable in cash, when, as and if declared by a majority of the entire Board, at a rate per share equal to seven percent (7%) per annum of the Applicable Per Share Stated Value for such share of Series A Preferred Stock, calculated on the basis of actual days elapsed over a 365-day year. The Series A Preferred Dividends shall accrue and compound on an annual basis, commencing on the Series A Issue Date, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Corporation shall not declare, pay, make or Issue a dividend or other distribution with respect to any other class or series of the Corporation's capital stock (other than a dividend payable in shares of Common Stock in connection with an Extraordinary Stock Event) unless and until all accrued and unpaid Series A Preferred Dividends have been paid.

3. Liquidation, Dissolution and Winding Up. Series A Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (as applicable), or in the event of its insolvency, whether under the NRS, federal bankruptcy laws or other applicable federal or state laws (a "*Liquidation*"), the holders of outstanding shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings ("*Available Assets*"), before any distribution or payment is made to any holders of Common Stock or any class or series of the Corporation's capital stock which is, with respect to the Junior Stock, an amount per share of Series A Preferred Stock equal to the sum of (1) the Applicable Per Share Stated Value for such share of Series A Preferred Stock, plus (2) declared and unpaid dividends, if any, thereon (the "*Series A Liquidation Preference*"). The purchase or redemption by the Company of shares of any class, in any manner permitted by law, or an Acquisition Transaction shall not, for the purposes hereof, be regarded as a Liquidation. If

the Available Assets include assets other than cash, then the value of such non-cash Available Assets shall be determined in good faith by a majority of the entire Board as of the date of the Liquidation. The Corporation shall notify in writing the holders of Series A Preferred Stock as to the Board's determination of the value of the non-cash Available Assets not later than thirty (30) calendar days prior to such Liquidation. After payment in full of the Series A Liquidation Preference and payment in full on any class or series of the Corporation's capital stock that is entitled to payment prior to the holders of Common Stock, the remaining Available Assets, if any, shall be distributed among the holders of Common Stock in proportion to the number of shares of Common Stock then held by holders of Common Stock.

4. Voting Rights.

a. General. Except as otherwise expressly required by law, the Holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall have the number of votes equal to the number of shares of Common Stock such shares of Series A Preferred Stock are convertible into at such time owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or the date on which any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series A Preferred Stock are convertible into at such time. Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of common stock on all matters and shall not vote as a separate class. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined above) senior to, or otherwise pari passu with, the Series A Preferred Stock, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series A Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

b. Series A Preferred Stock Directors. For so long as any shares of Series A Preferred Stock remain outstanding, the Applicable Percentage of the Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect one (1) member of the Board (the "*Series A Preferred Stock Director*"). A Series A Preferred Stock Director shall be elected by the affirmative vote of the Applicable Percentage either at meetings of shareholders at which directors are elected, a special meeting of holders of Series A Preferred Stock or by written consent without a meeting in accordance with the NRS. A Series A Preferred Stock Director so elected shall serve for a term of one year and until his successor is elected and qualified. Any vacancy in the position of a Series A Preferred Stock Director may be filled only by the affirmative vote of the Applicable Percentage. A Series A Preferred Stock Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Series A Preferred Stock called for such purpose, or the written consent, of the Applicable Percentage. Any vacancy created by such removal may also be filled at such meeting or by such consent.

5. Conversion. At any time after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of shares of Series A Preferred Stock into shares of Common Stock at the Conversion Rate (as defined below). For clarification purposes, a Holder shall have the right to convert all or any portion of its shares of Series A Preferred Stock after the delivery of any Conversion Notice is delivered by such Holder to the Company in accordance with this Certificate of Designations. The number of shares of Common Stock which a holder of Series A Preferred Stock shall be entitled to receive upon the conversion of Series A Preferred Stock shall be equal to the product obtained by multiplying the

Conversion Rate then in effect for such series by the number of shares of such series of Series A Preferred Stock being converted. The "*Conversion Rate*" means the quotient obtained by dividing an amount equal to (a) Applicable Per Share Stated Value for the Series A Preferred Stock being converted, by (b) the Applicable Conversion Price for the Series A Preferred Stock;.

a. Mechanics of Conversion. The conversion of shares of Series A Preferred Stock shall be conducted in the following manner:Holder's Delivery Requirements. To convert shares of Series A Preferred Stock into Common Shares on any date (the "**Conversion Date**"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the shares of Series A Preferred Stock subject to such conversion in the form attached hereto as **Exhibit A** (the "**Conversion Notice**") to the Company and (B) if required, surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the shares of Series A Preferred Stock being converted (the "**Preferred Share Certificates**").

ii. Company's Response. On or before the fifth (5th) Trading Day following the date of receipt by the Company of such Conversion Notice (the "**Share Delivery Date**"), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled and (2) pay to such Holder in cash an amount equal to all declared and unpaid Dividends on the shares of Series A Preferred Stock being converted. If the number of shares of Series A Preferred Stock represented by the Share Certificate(s) submitted for conversion, as may be required, is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than five (3) Business Days after receipt of the Share Certificate(s) (the "**Preferred Share Delivery Date**") and at its own expense, to issue and deliver to the Holder a new Share Certificate representing the number of shares of Series A Preferred Stock not converted.

b. Intentionally Omitted.

c. Automatic Conversion.

i. Consent/Initial Public Offering/Pubco Transaction. Each share of Series A Preferred Stock and accrued dividends thereon shall automatically convert into fully-paid and non-assessable shares of Common Stock upon the first to occur of (a) the affirmative approval or written consent of, and written notice to, the Corporation by the Applicable Percentage of Series A Preferred Stock, voting as a separate class or (b) the time immediately prior to the consummation of a Qualified Initial Public Offering or a Pubco Transaction, in each case, without any further action by the holder, and whether or not the certificate or certificates representing such shares are surrendered to the Corporation. To the extent permitted by law, an automatic conversion pursuant to clause (a) of this Section 5(c) shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation.

d. Anti-Dilution Adjustments.

i. Adjustment of Conversion Price Upon Issuance of Shares of Common Stock. Except as provided in Sections 5(d)(ii) and 5(d)(iii), for so long as there are any shares of Series A Preferred Stock outstanding, if and whenever at any time and from time to time after the Series A Issue Date, the Corporation shall Issue, or is, in accordance with Sections 5(d)(i)(1) through 5(d)(i)(7), deemed to have Issued, any shares of Common Stock for no consideration or a consideration per share less than the

Applicable Conversion Price for the Series A Preferred Stock in effect immediately prior to the time of such Issuance or, as to Common Stock Equivalents, Net Consideration Per Share less than the Applicable Conversion Price for the Series A Preferred Stock in effect immediately prior to the time of such Issuance, then, forthwith upon such Issue or sale, the Applicable Conversion Price with respect to the Series A Preferred Stock shall be reduced to the price (calculated to the nearest tenth of a cent) determined by multiplying such Applicable Conversion Price for the Series A Preferred Stock by the following fraction:

$$\frac{N(0) + N(1)}{N(0) + N(2)}$$

Where:

N(0) = the number of shares of Common Stock outstanding (calculated on a Fully Diluted Basis) immediately prior to the Issuance of such additional shares of Common Stock or Common Stock Equivalents;

N(1) = the number of shares of Common Stock which the aggregate consideration, if any (including the aggregate Net Consideration Per Share with respect to the issuance of Common Stock Equivalents), received or receivable by the Corporation for the total number of such additional shares of Common Stock so Issued or deemed to be Issued would purchase at the Applicable Conversion Price for the Series A Preferred Stock in effect immediately prior to such Issuance; and

N(2) = the number of such additional shares of Common Stock so Issued or deemed to be Issued.

The provisions of this Section 5(d)(i) may be waived as to all shares of Series A Preferred Stock, in any instance, upon the written consent or agreement of the Applicable Percentage for the Series A Preferred Stock.

For purposes of this Section5(d)(i), the following Sections 5(d)(i)(1) to 5(d)(i)(7) shall be applicable:

1. Consideration for Shares. For purposes of this Section 5(d)(i), the consideration received by the Corporation for the Issuance of any shares of Common Stock or Common Stock Equivalents shall be computed as follows:

a. insofar as such consideration consists of cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith (excluding amounts paid for accrued interest, dividends or distributions);

b. insofar as such consideration consists of property other than cash, the value of such property received by the Corporation shall be deemed to be the fair value of such property at the time of such Issuance as determined in good faith by a majority of the entire Board, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith;

c. insofar as such consideration consists of consideration other than cash or property, the value of such other consideration shall be deemed to be the aggregate par value of Common Stock Issued or deemed Issued; and

d. in the event that Common Stock or Common Stock Equivalents shall be Issued in connection with the Issue of other securities of the Corporation, together comprising one integral transaction in which no special consideration is allocated to such Common Stock or Common Stock Equivalents by the parties thereto, the allocation of the aggregate consideration between such other securities and the Common Stock Equivalents shall be as determined in good faith by a majority of the entire Board.

2. Issuance of Common Stock Equivalents. The Issuance of any Common Stock Equivalents shall be deemed an Issuance of the maximum number of shares of Common Stock Issuable upon the complete exercise, conversion or exchange of such Common Stock Equivalents (assuming the satisfaction of all vesting or other similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion), and no further adjustments shall be made upon exercise, conversion or exchange of such Common Stock Equivalents. If the terms of any Common Stock Equivalents (excluding Common Stock Equivalents which are themselves Exempted Securities), the Issuance of which did not result in an adjustment to Applicable Conversion Price for the Series A Preferred Stock, pursuant to the provisions of this Section 5(d) (either because the Net Consideration Per Share of the Common Stock subject thereto was equal to or greater than the Applicable Conversion Price for the Series A Preferred Stock then in effect, or because Common Stock Equivalent was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalent the effect of which is to provide for either (A) any increase or decrease in the number of shares of Common Stock Issuable upon the complete exercise, conversion or exchange of any such Common Stock Equivalent or (B) any increase or decrease in the Net Consideration Per Share payable to the Corporation with respect to the Issuance of such Common Stock Equivalent or the Common Stock subject thereto upon such exercise, conversion or exchange, then such Common Stock Equivalent, as so amended or adjusted, and the maximum number of shares of Common Stock issuable upon the complete exercise, conversion or exchange of such Common Stock Equivalent (assuming the satisfaction of all vesting or other similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion) shall be deemed to have been issued effective upon such revision becoming effective.

3. Net Consideration Per Share. The "*Net Consideration Per Share*" which shall be receivable by the Corporation for any shares of Common Stock Issued upon the exercise, exchange or conversion of any Common Stock Equivalents shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the Issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Corporation upon complete exercise, exchange or conversion thereof, divided by the aggregate number of shares of Common Stock that would be Issued if such Common Stock Equivalents were fully exercised, exchanged or converted (assuming satisfaction of all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion).

4. Revisions to Common Stock Equivalents. If the terms of any Common Stock Equivalent, the issuance of which resulted in an adjustment to the Series A Preferred Stock pursuant to the terms of this Section 5(d), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalent, the effect of which is to provide for either (1) any increase or decrease in the number of shares of Common Stock Issuable upon the complete exercise, conversion or exchange of any such Common Stock Equivalent or (2) any increase or decrease in the Net Consideration Per Share payable to the Corporation with respect to the Issuance of such Common Stock Equivalent or the Common Stock subject thereto upon such exercise, conversion or exchange, then,

effective upon such revisions becoming effective, the Applicable Conversion Price for the Series A Preferred Stock computed upon the original Issuance of such Common Stock Equivalent (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of Issuance of such Common Stock Equivalent. Notwithstanding the foregoing, no readjustment pursuant to this clause 4 shall have the effect of increasing such Applicable Conversion Price to an amount which exceeds the lower of (A) the Applicable Conversion Price for the Series A Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Common Stock Equivalent, or (B) the Applicable Conversion Price for such Series A Preferred Stock that would have resulted from any Issuances of Common Stock or Common Stock Equivalents (other than deemed Issuances of Common Stock as a result of the Issuance of such revised Common Stock Equivalent) between the original adjustment date and such readjustment date.

5. Expiration and Termination of Common Stock Equivalents. Upon the expiration or termination of any unexercised, unconverted or unexchanged Common Stock Equivalent (or portion thereof) which resulted (either upon its original Issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price for the Series A Preferred Stock pursuant to the terms of this Section 5(d), the Applicable Conversion Price for the Series A Preferred Stock shall be readjusted to such Applicable Conversion Price as would have been obtained had such Common Stock Equivalent (or portion thereof) never been issued. Notwithstanding the foregoing, no readjustment pursuant to this clause (v) shall have the effect of increasing such Applicable Conversion Price to an amount which exceeds the lower of (A) the Applicable Conversion Price for the Series A Preferred Stock in effect immediately prior to the original adjustment made as a result of the Issuance of such Common Stock Equivalent, or (B) the Applicable Conversion Price for such the Series A Preferred Stock that would have resulted from any Issuances of Common Stock or Common Stock Equivalents (other than deemed Issuances of Common Stock as a result of the Issuance of such expired or terminated Common Stock Equivalent (or portion thereof)) between the original adjustment date and such readjustment date.

6. Record Date. In case the Corporation shall establish a record date with respect to the holders of any class or series of the Corporation's capital stock or other securities for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock or Common Stock Equivalents or (B) to subscribe for or purchase shares of Common Stock or Common Stock Equivalents, then such record date shall be deemed to be the date of the Issuance of the shares of Common Stock deemed to have been Issued upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

7. Exceptions to Anti-Dilution Adjustments. The anti-dilution adjustments set forth in this Section 5(d)(i) shall not apply under any of the circumstances contemplated in Section 5(d)(ii) or 5(d)(ii). Further, the anti-dilution adjustments set forth in this Section 5(d)(i) shall not apply with respect to the following (collectively, the "*Excluded Securities*"):

a. the Issuance of shares of Common Stock (or options to purchase or acquire shares of Common Stock) to employees, consultants, officers or directors of the Corporation or any Affiliate or Subsidiary of the Corporation pursuant to a stock option plan or restricted stock plan or arrangement, which Issuance of shares of Common Stock (or options to purchase or acquire shares of Common Stock) are approved by a majority of the entire Board;

b. the Issuance of any shares of Common Stock upon the conversion of the Series A Preferred Stock then outstanding and the Issuance of any shares of Common Stock upon the exercise of the warrants sold concurrently with the Series A Preferred Stock.

c. the Issuance of shares of Common Stock in a Qualified Initial Public Offering or merger of the Corporation with or acquisition of the Corporation by an entity whose capital stock is traded on a national securities exchange;

d. the Issuance of Common Stock, Common Stock Equivalents or other securities to financial institutions or other lenders or lessors in connection with any loan, commercial credit arrangement, equipment financing, commercial property lease or similar transaction that is primarily for purposes other than raising equity capital for the Corporation or any of its Affiliates and are approved by a majority of the entire Board;

e. the Issuance of any Common Stock, Common Stock Equivalent or other securities pursuant to any capital reorganization, reclassification or similar transaction that is primarily for purposes other than raising equity capital for the Corporation or any of its Affiliates and that are approved a majority of the entire Board;

f. the Issuance of any Common Stock, Common Stock Equivalent or other securities to an entity as a component of any business relationship with such entity for the purpose of (1) joint venture, technology licensing or development activities, (2) distribution, supply or manufacture of the Corporation's products or services or (3) any other arrangement involving corporate partners that is primarily for purposes other than raising equity capital for the Corporation or any of its Affiliates and, in each of the foregoing cases, is approved by a majority of the entire Board; or

g. the Issuance of Common Stock, Common Stock Equivalents or other securities in any transaction primarily for the purpose of raising equity capital for the Corporation or any of its Affiliates (1) to investment bankers, placement agents or advisors in connection with the issuance of Series A Preferred Stock, or (2) in which an exemption from the anti-dilution provisions is specifically approved in writing by the Applicable Percentage of the Series A Preferred Stock, in the case of an Issuance for a consideration or a Net Consideration Per Share less than the Applicable Conversion Price with respect to the Series A Preferred Stock which is approved a majority of the entire Board.

ii. Adjustment Upon Extraordinary Stock Event. Upon the happening of an Extraordinary Stock Event, the Applicable Conversion Price for each share of Series Preferred Stock shall, simultaneously with the happening of such Extraordinary Stock Event, be adjusted by multiplying such Applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Stock Event and the product so obtained shall thereafter be the Applicable Conversion Price for such share of Series A Preferred Stock, which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Stock Event or Events. An "*Extraordinary Stock Event*" shall mean (i) the Issuance of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision or stock split of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

iii. Reorganization or Reclassification. In the event of (i) any capital reorganization, any reclassification of the capital stock of the Corporation or other change in the capital stock of the Corporation (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of any Extraordinary Stock Event), (ii) any consolidation, merger, reorganization or share exchange involving the Corporation or any Subsidiary or (iii) an Acquisition Transaction (any such transaction described in clauses (i), (ii) and (iii) hereof, an "*Extraordinary Transaction*"), then the holder of each share of Series A Preferred Stock shall have the right thereafter to receive, in lieu of the shares of

Common Stock immediately theretofore receivable upon the conversion of such shares of Series A Preferred Stock pursuant to Section 5(a), the kind and amount of shares of stock or other securities or property as may be Issued or payable with respect to or in exchange for that number of shares of Common Stock into which such holder's shares of Series A Preferred Stock is, immediately prior to such Extraordinary Transaction, convertible, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions of this Certificate of Designations (including, without limitation, provisions for adjustments of the Applicable Conversion Price for such Series A Preferred Stock) shall thereafter be applicable in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of such conversion rights. The provision for such conversion right to the holders of Series A Preferred Stock shall be a condition precedent to the consummation by the Corporation of any Extraordinary Transaction. The provisions of this Section 5(d)(iii) shall similarly apply to successive Extraordinary Transactions.

iv. Notice of Adjustment. Upon any adjustment of the Applicable Conversion Price for Series A Preferred Stock, in each such case the Corporation shall give written notice thereof to each holder of Series A Preferred Stock, which notice shall state the Applicable Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

e. Status of Converted or Repurchased Series A Preferred Stock. Any share of Series A Preferred Stock cancelled pursuant to Section 3, converted into Common Stock or acquired by the Corporation by reason of exchange, purchase or otherwise shall be cancelled and shall not be subject to reissuance, and the capital of the Corporation shall be automatically reduced by a corresponding amount. Upon the cancellation of all outstanding shares of Series A Preferred Stock, the provisions of this Certificate of Designations shall terminate and have no further force and effect.

f. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of shares of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance, documentary, stamp or other transactional tax in respect thereof, provided that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series A Preferred Stock which is being converted.

g. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or of any shares of Common Stock Issued or Issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such shares of Series A Preferred Stock.

h. Exercise Of Conversion Privilege; Delivery of Certificates. To exercise its conversion privilege under Section 5(a), a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, or , if such certificate(s) have been lost, stolen or destroyed, then the holder shall deliver a certificate executed by such holder certifying to such fact, together with an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by the Corporation in connection with such lost, stolen or destroyed certificate, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such written notice shall state the date on, or the time at which, the conversion is to be deemed effective and any conditions to such effectiveness. If such written notice does not state any such date, time or conditions, then the date when such written notice of exercise of the conversion privilege is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted (or, if applicable, the certification and indemnity agreement described above), shall be the date on which the conversion is deemed effective. The date or time at which any conversion of Series A Preferred Stock is deemed effective under this Section 5(g) is referred to in this

Certificate of Designations as the "*Conversion Date.*" Following an automatic conversion of the Series A Preferred Stock pursuant to Section 5(b), each holder of Series A Preferred Stock being so automatically converted shall, as promptly as practicable following receipt of notice of such event from the Corporation, surrender the certificate or certificates representing such Series A Preferred Stock (or, if applicable, the certification and indemnity agreement described above) to the Corporation at the principal office of the Corporation, together with a notice containing the information specified below. Any notice required to be provided by a holder of Series A Preferred Stock under this Section 5(g) shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. As promptly as practicable after the Conversion Date for the Series A Preferred Stock being converted, or the date on which the Corporation receives a holder's certificate(s) (or, if applicable, the certification and indemnity agreement described above) with respect to an automatic conversion, the Corporation shall issue and deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of Section 5, and cash, as provided in Section 5(h) in respect of any fraction of a share of Common Stock issuable upon such conversion. At such time as any conversion of shares of Series A Preferred Stock is effective, the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby, regardless of whether the certificates that represented the converted shares of Series A Preferred Stock have been surrendered by the holder thereof.

i. Fractional Shares; Distributions; Partial Conversion. No fractional shares of Common Stock shall be Issued upon conversion of shares of Series A Preferred Stock into shares of Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash distributions on the shares of Common Stock Issued upon such conversion. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 5(g) exceeds the number of shares of Series A Preferred Stock converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares Series A Preferred Stock represented by the certificate or certificates surrendered that are not to be converted. If any fractional shares of Common Stock would, except for the provisions of the first sentence of this Section 5(h), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the shares of Series A Preferred Stock for conversion an amount in cash equal to the fair market value of such fractional share as determined in good faith by a majority of the entire Board.

6. Restrictions and Limitations on Corporate Action. For so long as any shares of Series A Preferred Stock are outstanding, the affirmative vote of the Applicable Percentage of Series A Preferred Stock outstanding voting as a separate class shall be required to authorize, any action by the Corporation or any of its Subsidiaries involving any of the following:

a. any increase or decrease in the authorized number of shares of capital stock of the Corporation or any of its Subsidiaries or the number of designated shares of Series A Preferred Stock;

b. any amendment, alteration, restatement, repeal, addition or other change to the designations, powers, preferences, rights, privileges or qualifications, limitations or restrictions of any series of preferred stock, whether by merger, consolidation, recapitalization, reorganization or otherwise;

c. the declaration or payment of any dividends, payments or any other distribution, direct or indirect, on account of any securities of the Corporation or any of its Subsidiaries, or the set aside of any funds for any such purpose, except for (i) the Series A Preferred Dividends, (ii) dividends or distributions on outstanding shares of Common Stock payable solely in shares of Common Stock, (iii) dividends and distributions made in accordance with the express terms of any capital stock issued with the approval of the Applicable Percentage of Series A Preferred Stock, voting as a separate class, in accordance with Section 6(a), and (iv) dividends, payments and distributions by Subsidiaries of the Corporation to the Corporation;

d. the redemption, repurchase, retirement or other acquisition by the Corporation or any of its Subsidiaries of any capital stock or other securities of the Corporation or any such Subsidiary, except for shares of Common Stock repurchased upon termination of an officer, employee, director or consultant at the lower of fair market value, as reasonably determined by a majority of the entire Board, or cost pursuant to a restricted stock purchase agreement that is approved by a majority of the entire Board;

e. any amendment, alteration, restatement, repeal, addition or other change to any provision of this Certificate of Designations, Articles of Incorporation or the Bylaws of the Corporation or any of its Subsidiaries' respective or similar constitutive documents, whether by merger, consolidation, recapitalization, reorganization or otherwise;

f. any increase or decrease in the authorized number of directors comprising the entire Board; or

g. the entering into of any transaction with the Corporation's Affiliates (other than (A) normal employment and benefits arrangements approved by a majority of the entire Board, (B) payments to directors, officers and other agents of the Corporation or any Subsidiary pursuant to indemnities contained in the Corporation's or any Subsidiary's articles of incorporation or bylaws or other similar constitutive documents or any indemnity agreement approved by a majority of the entire Board to which the Corporation or any Subsidiary is party or bound, or (C) transactions between the Corporation and any Subsidiary in the ordinary course of business).

7. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any share certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the share certificate(s), the Corporation shall execute and deliver new share certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue share certificates if the Holder contemporaneously requests the Corporation to convert such shares of Series A Preferred Stock into shares of Common Stock.No Dilution or Impairment. The Corporation will not, by amendment of this Certificate of Designations or the Articles of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, recapitalization, share exchange, dissolution, Issue of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in carrying out all of such terms.

9. Notices of Record Date. In the event of (a) any taking by the Corporation of a record of the holders of any class or series of the Corporation's capital stock or other securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or series or any other securities or property, or to receive any other right; (b) any capital reorganization, any reclassification of the capital stock of the Corporation or other change in the capital stock of the Corporation, any merger, consolidation or reorganization, or share exchange involving the Corporation or any Subsidiary, or any sale, conveyance,

disposition, exclusive license, lease or other transfer, whether pursuant to a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation or any Subsidiary; or (c) any Liquidation; then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, sale, conveyance, disposition, exclusive license, lease, transfer, consolidation, merger, or Liquidation is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of any such capital stock or other securities shall be entitled to exchange their shares of any such capital stock or other securities for cash, securities or other property deliverable upon such reorganization, reclassification, recapitalization, sale, conveyance, disposition, exclusive license, lease, transfer, consolidation, merger, share exchange or Liquidation. Such notice shall be sent at least twenty (20) calendar days prior to the date specified in such notice on which action is being taken.

10. Reservation Of Capital Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Preferred Stock). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series A Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

11. Notices. Whenever written notice is required to be given by the Corporation or any stockholder to holders of Series A Preferred Stock, or by any stockholder to the Corporation, such notice shall be in writing and unless otherwise required by this Certificate of Designations or Nevada law, shall be deemed sufficient upon receipt when delivered personally, by courier, by confirmed facsimile or by confirmed electronic mail (to the extent notification by electronic mail has been consented to), or 48 hours after being deposited in the U.S. mail as first class mail with postage prepaid, if such notice is sent to the party at the most recent address as shown on the books of the Corporation or to the Corporation at the address of its principal place of business.

12. Definitions. For purposes of this Certificate of Designations, the following terms used herein shall have the meanings ascribed below:

a. "*Acquisition Transaction*" means: (a) any sale, conveyance, disposition, exclusive license, lease or other transfer, whether pursuant to a single transaction or a series of related transactions, of all or substantially all of the assets of the Corporation and/or its Subsidiaries, determined on a consolidated basis; (b) the acquisition of the Corporation by another Person by means of any transaction or series of related transactions (including, without limitation, any consolidation, merger, reorganization, sale of stock, recapitalization, share exchange, or other transaction involving the Corporation or any Subsidiary except for Issuances of securities by the Corporation that are approved by the Applicable Percentage of the Series A Preferred Stock outstanding, voting as a separate class, as provided in Section 6), that results in the holders of the Corporation's outstanding shares of capital stock immediately prior to any such transaction not holding (by virtue of such securities issued solely pursuant to such transaction), immediately after such transaction, securities representing at least a majority of the voting power of the Person surviving or resulting from such transaction or, if the surviving or resulting Person is a subsidiary of the Corporation or another Person immediately after such transaction, the entity whose securities are issued pursuant to such

transaction or series of transactions; or (c) the effectuation by the Corporation or by any of the holders of the Corporation's outstanding capital stock of a transaction or series of related transactions (except for issuances of securities by the Corporation that are approved by the Applicable Percentage of the Series A Preferred Stock outstanding and voting as a separate class, as provided in Section 6) that results in the holders of the Corporation's outstanding capital stock immediately prior to any such transaction not holding (by virtue of such securities issued solely pursuant to such transaction) immediately after such transaction, securities representing at least a majority of the voting power of the Corporation.

b. "*Affiliate*" means, with respect to any person, any other person who is an "affiliate" of such Person within the meaning of Rule 12b-2 of the General Rules and Regulations under the Exchange.

c. "*Applicable Conversion Price*" means with respect to each share of the Series A Preferred Stock, $0.25 per share, in each of the foregoing cases, subject to adjustment in accordance with Section 5.

d. "*Applicable Per Share Stated Value*" means with respect to the Series A Preferred Stock, $1.00 per share, subject to appropriate and proportionate adjustment for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences.

e. "*Applicable Percentage*" means with respect to any matter requiring the action, approval or consent of the holders of the Series A Preferred Stock voting together as a single class, the holders of 51% of the outstanding shares of the Series A Preferred Stock voting together as a single class.

f. "*Available Assets*" has the meaning as set forth in Section 3.

g. "*Board*" means the Board of Directors of the Corporation.

h. "*Common Stock*" means shares of common stock, par value $0.0001 per share of the Corporation.

i. "*Common Stock Equivalents*" means warrants, options, subscription or other rights to purchase or otherwise obtain Common Stock, any securities or other rights directly or indirectly convertible into or exercisable or exchangeable for Common Stock and any warrants, options, subscription or other rights to purchase or otherwise obtain such convertible or exercisable or exchangeable securities or other rights.

j. "*Conversion Date*" has the meaning set forth in Section 5(g).

k. "*Conversion Rate*" has the meaning as set forth in Section 5.

l. "*Excluded Securities*" has the meaning set forth in Section 5(d)(i)(7).

m. "*Extraordinary Stock Event*" has the meaning set forth in Section 5(d)(ii).

n. "*Extraordinary Transaction*" has the meaning set forth in Section 5(d)(iii).

o. "*Fully Diluted Basis*" means, as of any time of determination, the number of shares of Common Stock which would then be outstanding, assuming the complete exercise, exchange or conversion of all then outstanding exercisable, exchangeable or convertible Common Stock Equivalents which, directly or indirectly, on exercise, exchange or conversion result in the Issuance of shares of Common Stock, assuming in each instance that the holder thereof receives the maximum number of shares of Common Stock issuable, directly or indirectly, under the terms of the respective instrument, assuming satisfaction of

all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the amount of Common Stock ultimately issuable upon exercise, exchange or conversion.

p. "*Issue*" or "*Issuance*" in any of its forms, means to sell, grant or otherwise issue in any manner.

q. "*Junior Stock*" means, with respect to any particular class or series of the Corporation's capital stock, any other class or series of the Corporation's capital stock (a) specifically ranking by its terms to be junior to Series A Preferred Stock or (b) not specifically ranking by its terms senior to or on parity with Series A Preferred Stock, in each case, as to distribution of assets upon a Liquidation or otherwise.

r. "*Liquidation*" has the meaning set forth in Section 3.

s. "*Net Consideration Per Share*" has the meaning as set forth in Section 5(d)(i)(3).

t. "*Person*" means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity or other form of business organization or any governmental or regulatory authority whatsoever.

u. "*Pubco Transaction*" means (i) a reverse merger or similar transaction between the Corporation and a corporation whose securities are publicly traded in the U.S. or other agreed upon jurisdiction, (ii) the quotation of the Corporation's securities for purchase and sale on a U.S. quotation service or (iii) any filing with an applicable regulatory body which will result in the Corporation becoming an entity whose securities are traded on a public exchange in the U.S. or other mutually agreed upon jurisdiction.

v. "*Qualified Initial Public Offering*" means the Corporation's offering of its securities for sale or resale pursuant to a registration statement under the Securities Act of 1933, as amended, with aggregate gross proceeds to the Company of no less than $5,000,000.

w. "*Series A Issue Date*" means, with respect to a share of Series A Preferred Stock, the date upon which such share of Series A Preferred Stock was Issued by the Corporation.

x. "*Series A Liquidation Preference*" has the meaning set forth in Section 3.

y. "*Series A Preferred Stock*" has the meaning set forth in Section 1.

z. "*Series A Preferred Dividend*" has the meaning set forth in Section 2.

aa. "*Series A Preferred Stock Directors*" has the meaning set forth in Section 4(b)(ii)

bb. "*Subsidiary*" or "*Subsidiaries*" means any Person of which the Corporation, directly or indirectly through one or more intermediaries owns or controls at the time at least fifty percent (50%) of the outstanding voting equity or similar interests or the right to receive at least fifty percent (50%) of the profits or earnings or aggregate equity value.

13. Series A Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the persons in whose name the shares of Series A Preferred Stock have been issued,

as well as the name and address of each transferee. The Corporation may treat the person in whose name any Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

14. Shareholder Matters. Any shareholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the NRS, this Certificate of Designation or otherwise with respect to the issuance of Series A Preferred Stock or the shares of Common Stock issuable upon conversion thereof may be effected by written consent of the Company's shareholders or at a duly called meeting of the Company's shareholders, all in accordance with the NRS.

15. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series A Convertible Preferred Stock of Hoth Therapeutics Inc. to be signed by its Chief Executive Officer on this 25th day of October, 2017.

HOTH THERAPEUTICS, INC.

By: ______________________________
Name: Robb Knie
Title: Chief Executive Officer